As filed with the Securities and Exchange Commission on March 30, 2017
Registration No.  333-  _______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3341267 (I.R.S. Employer Identification No.)

195 Clarksville Road Princeton Junction, New Jersey (Address of Principal Executive Offices)	08550 (Zip Code)

Mistras Group, Inc. 2016 Long-Term Incentive Plan
(Full title of the plan)

Michael C. Keefe
Executive Vice President, General Counsel and Secretary
195 Clarksville Road
Princeton, New Jersey 08550
(Name and address of agent for service)
(609)-716-4000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	☑	Non-accelerated filer	Smaller reporting company
(Do not check if a smaller reporting company)

Title of each class of securities to be registered (1)(2)	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $.01 par value	1,700,000 shares(1)	$20.47	$34,799,000.00	$4,033.20

(1)
This registration statement registers an aggregate of 1,700,000 shares of common stock, par value $.01 per share, of Mistras Group, Inc. (“Common Stock”) reserved and available for issuance under the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of any stock splits, stock dividends or other similar transactions.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and based upon the average of the high and low sales price of a share of Common Stock as reported by the New York Stock Exchange on March 24, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
In accordance with Rule 428 under the Securities Act, and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement.  The documents containing the information specified in Part I of Form S-8 will be sent to plan participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  Mistras Group, Inc. (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Mistras Group, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference into this Registration Statement:

1.  The Company’s Transition Report on Form 10-K for the transition period ended December 31, 2016, filed with the SEC on March 20, 2017; and

2. The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (File No. 001-34481) filed with the SEC on October 5, 2009, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company or the Mistras Group, Inc. 2016 Long Term Incentive Plan (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” (including deemed furnished by SEC rules for Form 8-K) on a Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement. To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the securities has been passed upon by Michael C. Keefe, Executive Vice President, General Counsel and Secretary of the Company. Mr. Keefe is paid a salary by the Company, is a participant in the Plan and beneficially owns shares of the Company’s common stock and restricted stock units that, upon vesting, are converted into shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) provides that the Company, as a Delaware corporation, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the Company would have the power to indemnify such person against such liabilities under Section 145.

The Company’s second amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or hereafter may be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for the breach of any fiduciary duty as a director. The Company’s amended and restated bylaws provide that the Company shall indemnify any director or officer of the Company, and may indemnify any other person, who (a) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person (or the legal representative of such person) is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and (b) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Company has entered into indemnification agreements with its directors and executive officers which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status.

The Company maintains directors’ and officers’ liability insurance for its officers and directors.

Reference is made to Item 9 below for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption From Registration Claimed.
Not Applicable.
Item 8. Exhibits
The information required by this item is set forth on the exhibit index that follows the signature page of this Registration Statement
Item 9. Undertakings

(a)The Company hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the Company undertakes no obligation to make the filings described in paragraphs (a)(1)(i) and (a)(1)(ii) above if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Princeton Junction, New Jersey on March 30, 2017.

MISTRAS GROUP, INC.

By: /s/ Dr. Sotirios J. Vahaviolos________
Dr. Sotirios J. Vahaviolos
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Mistras Group, Inc. whose names appear below, hereby jointly and severally constitute and appoint Sotirios J. Vahaviolos, Michael C. Keefe and Jonathan Wolk, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof..

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dr. Sotirios J. Vahaviolos	Chairman and Chief Executive Officer (Principal Executive Officer)	March 30, 2017
Dr. Sotirios J. Vahaviolos

/s/ Jonathan H. Wolk	Senior Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 30, 2017
Jonathan H, Wolk

/s/ Nicholas DeBenedictis	Director	March 30, 2017
Nicholas DeBenedictis

/s/ James J. Forese	Director	March 30, 2017
James J. Forese

/s/ Richard H. Glanton	Director	March 30, 2017
Richard H. Glanton

/s/ Michael J. Lange	Director	March 30, 2017
Michael J. Lange

/s/ Manual N. Stamatakis	Director	March 30, 2017
Manual N. Stamatakis

/s/ W. Curtis Weldon	Director	March 30, 2017
W. Curtis Weldon

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1
Second Amended and Restated Certificate of Incorporation of Company (filed as exhibit 3.1 to Registration Statement on Form S-1 (Amendment No. 4) filed on September 21, 2009 (Registration No. 333-151559) and incorporated herein by reference)

4.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Company (filed as exhibit 3.1 to the Quarterly Report on Form 10-Q filed on January 11, 2017 and incorporated herein by reference)

4.3	Amended and Restated Bylaws of Company (filed as Exhibit 3.1 to Mistras Group, Inc.’s Quarterly Report on Form 10-Q filed on October 7, 2016 and incorporated herein by reference).
5.1*	Opinion of Michael C. Keefe, Esq.
23.1*	Consent of Michael C. Keefe, Esq. (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP, independent registered public accounting firm for Mistras Group, Inc.
24.1*	Power of Attorney (included on the signature page hereto).
99.1	Mistras Group, Inc. 2016 Long-Term Incentive Plan (filed as Exhibit B to Company’s definitive proxy statement, filed on September 7, 2016 and incorporated herein by reference)

* Filed herewith